                                                                     Exhibit 8.2


            [LETTERHEAD OF KRAMER LEVIN NAFTALIS & FRANKEL LLP]



                                   December 1, 1998


Spice Entertainment Companies, Inc.
536 Broadway, 7th Floor
New York, NY  10012

Ladies and Gentlemen:

          You have requested our opinion as to whether (i) the proposed merger of Playboy Acquisition Corp., a Delaware corporation ("Merger Sub P") and a wholly-owned subsidiary of New Playboy, Inc. ("Holdco"), with and into Playboy Enterprises, Inc., a Delaware corporation ("Playboy"), with Playboy being the surviving corporation (the "P Merger") and (ii) the proposed merger of Spice Acquisition Corp., a Delaware corporation ("Merger Sub S") and a wholly-owned subsidiary of Holdco, with and into Spice Entertainment Companies, Inc., a Delaware corporation ("Spice"), with Spice being the surviving corporation (the "S Merger" and, together with the P Merger, the "Mergers") will be treated for United States federal income tax purposes as exchanges governed by the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

          In reaching the opinions expressed below, we have reviewed and relied on (i) the Agreement and Plan of Merger ("the Merger Agreement"), dated as of May 29, 1998, as amended as of November 16, 1998, by and among Playboy, Holdco, Merger Sub P, Merger Sub S and Spice, (ii) the Proxy Statement/Prospectus (the "Proxy Statement") of Spice filed with the Securities and Exchange Commission on July 29, 1998, as amended, (iii) the representation letters dated today addressed to us in connection with the opinion set forth below from Playboy and Spice, and (iv) such other information and materials as we have deemed appropriate.

          We have assumed, without any independent investigation, that the Merger Agreement has been duly authorized, executed and delivered by the parties to it and constitutes the valid and legally binding obligation of the parties, that the Merger Agreement has not been further amended or modified, that the representations and warranties in the Merger Agreement are accurate, that the parties to the Merger Agreement will act in accordance with it, and that there are no other agreements or understandings among the parties in connection with the subject matter of the Merger Agreement.

          We have examined those corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the legal capacity of all individuals who have executed any of the documents reviewed by us. In rendering our opinion set forth below, we have relied as to factual matters upon information obtained from Playboy and Spice, their officers and representatives and public officials.

          Based upon and subject to the foregoing, it is our opinion that the Mergers will be treated for United States federal income tax purposes as exchanges governed by the provisions of Section 351 of the Code.

          We express no opinion concerning any United States, state, local or foreign tax matter relating to the Mergers and the other transactions described in the Proxy Statement, except as expressly set forth above.

          The above opinion is based on the current provisions of the Code and the regulations under it, and on current interpretations of the Code and the regulations. The Code, the regulations and the interpretations described above are subject to change at any time, possibly with retroactive effect. Any change could affect the continuing validity of the opinion set forth above. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth and no opinions are to be implied or may be inferred beyond the matters expressly so stated. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") as to the federal income tax consequences of any aspect of the Mergers, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with the opinions expressed herein.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") and to the use of our name under the heading "Legal Matters" contained in the prospectus included in the Registration Statement.

          This letter is furnished by us solely for your benefit and the benefit of holders of outstanding Spice stock and may not be relied on in any matter or for any purpose by any other person or entity without our prior written consent.


                              Very truly yours,

                              /s/ Kramer Levin Naftalis & Frankel LLP
                              KRAMER LEVIN NAFTALIS & FRANKEL LLP


                                         -2-